UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SOUTHERN MISSOURI BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

September 21, 2026

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Southern Missouri Bancorp, Inc., we cordially invite you to attend the 2026 Annual Meeting of Shareholders. The meeting will be held at 9:00 a.m. local time, on October 26, 2026, at our corporate headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri.

The matters expected to be acted upon at the meeting are described in the attached proxy statement. A proxy card enabling you to vote without attending the meeting is enclosed. In addition, we will report on our progress during the past year.

We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by internet, telephone or mail as promptly as possible. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting. In accordance with the rules of the Securities and Exchange Commission, our proxy statement, proxy card and annual report to shareholders are available on the Internet at http://www.edocumentview.com/SMBC.

Your Board of Directors and management are committed to the continued success of Southern Missouri Bancorp, Inc., and the enhancement of your investment. As Chairman and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Chairman and Chief Executive Officer
Sincerely, /s/Greg A. Steffens Greg A. Steffens Chairman and Chief Executive Officer

SOUTHERN MISSOURI BANCORP, INC.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

(573) 778-1800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on October 26, 2026

Notice is hereby given that the annual meeting of shareholders of Southern Missouri Bancorp, Inc. will be held at our corporate headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri, on October 26, 2026, at 9:00 a.m. local time.

A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and voting on the following proposals:

Proposal I.	Election of three directors of Southern Missouri Bancorp, each for a term of three years;
Proposal II.	An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote; and
Proposal III.	Ratification of the appointment of Forvis Mazars, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2027.

Shareholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on September 4, 2026, as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof. Shareholders have a choice of voting by Internet or by telephone, by mailing a completed proxy card or by submitting a ballot in person at the Annual Meeting. Regardless of the number of shares you own, your vote is very important. Please act today to ensure that your shares are represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Charles R. Love
Charles R. Love
Secretary

Poplar Bluff, Missouri
September 21, 2026

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SOUTHERN MISSOURI BANCORP, INC.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

(573) 778-1800

IMPORTANT NOTICE: Internet Availability of Proxy Materials

for the Shareholders’ Meeting To Be Held on October 26, 2026.

These proxy materials are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report to

Shareholders and other proxy materials are available at

http://www.edocumentview.com/SMBC

iii

SOUTHERN MISSOURI BANCORP, INC.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

(573) 778-1800

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on October 26, 2026

Southern Missouri Bancorp, Inc.’s Board of Directors is using this proxy statement to solicit proxies from the holders of Southern Missouri Bancorp common stock for use at our annual meeting of shareholders (the “Annual Meeting”). We are first mailing this proxy statement and the enclosed proxy card to our shareholders on or about September 21, 2026. Certain of the information provided herein relates to Southern Bank, a wholly owned subsidiary of Southern Missouri Bancorp. Southern Bank may also be referred to from time to time as the “Bank.” References to “Southern Missouri Bancorp”, the “Company”, “we”, “us” and “our” refer to Southern Missouri Bancorp, Inc. and, as the context requires, Southern Bank.

By submitting your proxy, you authorize our Board of Directors to represent you and vote your shares at the Annual Meeting in accordance with your instructions. The Board also may vote your shares to adjourn the Annual Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

Southern Missouri Bancorp’s Annual Report to Shareholders for the fiscal year ended June 30, 2026, which includes Southern Missouri Bancorp’s audited financial statements, is enclosed. Although the Annual Report is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. These materials are also available via the Internet at http://www.edocumentview.com/SMBC.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting.

Our annual meeting will be held as follows:

Date:	October 26, 2026
Time:	9:00 a.m., local time
Place:	Southern Missouri Bancorp, Inc./Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri

Matters to be Considered at the Annual Meeting.

At the Annual Meeting, shareholders of Southern Missouri Bancorp are being asked to consider and vote upon the following proposals:

Proposal I.	Election of three directors of Southern Missouri Bancorp, each for a term of three years;
Proposal II.	An advisory (non-binding) vote on executive compensation as disclosed in this proxy statement (the “Say on Pay Vote”);
Proposal III.	Ratification of the appointment of Forvis Mazars, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2027 (the “Independent Auditor Proposal”).

The shareholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement.

Voting

We have fixed September 4, 2026 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only shareholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Southern Missouri Bancorp common stock outstanding on the Record Date was 11,013,279. These are the only securities of the Company entitled to vote at the Annual Meeting.

You are entitled to cast one vote for each share of Southern Missouri Bancorp common stock held on the Record Date; provided, however, that under Section 3.2 of our articles of incorporation, any person who beneficially owns in excess of 10% of the outstanding shares of Southern Missouri common stock may not vote the excess shares without the prior approval of a majority of the whole Board (defined as the total number of directors we would have if there were no vacancies on the Board of Directors). In order for any proposals considered at the Annual Meeting to be approved by shareholders, a quorum must be present. The holders of a majority of the outstanding shares of Southern Missouri common stock entitled to vote, present or represented by proxy at the Annual Meeting, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Each of Proposal I (Election of Directors), Proposal II (Advisory Vote on Executive Compensation), and Proposal III (Ratification of the Appointment of Independent Auditors) requires the affirmative vote of a majority of the shares entitled to vote thereon and represented in person or by proxy at the Annual Meeting. This means that the number of votes cast “For” a nominee or proposal must exceed the number of votes cast “Against” and as “Abstain” with respect to such nominee or proposal. Accordingly, abstentions will have the same effect as votes cast “Against” a nominee or proposal. Broker non-votes will have no effect on the vote with respect to any nominee or proposal. The outcome of the Say on Pay Vote is not binding on the Board of Directors.

All shares of Southern Missouri common stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the shareholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons named in this proxy statement, FOR the Say on Pay Vote and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers, and team members may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

BENEFICIAL OWNERSHIP OF SOUTHERN MISSOURI BANCORP COMMON STOCK

Stock Ownership of Significant Shareholders, Directors, and Executive Officers

The following table sets forth, as of the September 4, 2026, voting record date, information regarding share ownership of:

•

those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Southern Missouri Bancorp common stock other than directors and executive officers;

•each director and director nominee of Southern Missouri Bancorp;

•	each executive officer of Southern Missouri Bancorp named in the Summary Compensation Table appearing under “Executive Compensation” below; and

•all current directors and executive officers of Southern Missouri Bancorp as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as Southern Missouri Bancorp. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Southern Missouri Bancorp. As of September 4, 2026, there were 11,013,279 shares of Company common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are exercisable as of or within 60 days after September 4, 2026, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares	Percent of
	Beneficially	Common Stock
Beneficial Owners	Owned(1)	Outstanding %(7)
Black Rock, Inc. (2)	706,660	6.41
50 Hudson Yards
New York, NY 10001

Directors and Executive Officers
Greg A. Steffens, Chairman & CEO(3) (4) (5)	312,786	2.83
L. Douglas Bagby, Director and Vice Chairman	21,220	*
Rebecca M. Brooks, Director	41,800	*
Daniel L. Jones, Director (3)	288,224	2.61
Charles R. Love, Director and Secretary	26,320	*
Dennis C. Robison, Director	15,606	*
David J. Tooley, Director	51,800	*
Todd E. Hensley, Director	549,340	4.98
David L. McClain, Director (3)	6,321	*
Kenneth J. Bower, Director	400	*
Daniel P. McCoy, Director	2,400	*
Matthew T. Funke, President & Chief Administrative Officer(3) (5)	76,787	*
Justin G. Cox, EVP & Chief Banking Officer(3) (5)	36,538	*
Rick A. Windes, EVP & Chief Lending Officer(3) (5)	14,569	*
Stefan Chkautovich, EVP & Chief Financial Officer(3)	5,425	*
Directors and executive officers as a group (18 persons)(6)	1,621,767	14.58
(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)	As reported by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 29, 2024. BlackRock, Inc. reported sole voting power over 692,906 shares and sole dispositive power over 706,660.
(3)

Included in the shares beneficially owned are options to purchase shares of Southern Missouri Bancorp common stock exercisable as of or within 60 days after September 4, 2026, as follows:  Mr. Steffens – 20,300 shares, Mr. Funke – 13,600 shares; Mr. Jones – 6,000 shares; Mr. Cox – 13,000 shares; Mr. Windes – 7,000 shares; Mr. Chkautovich – 2,700 shares; Mr. McClain – 4,500 shares.

(4)	Includes 24,027 shares held as custodian for Mr. Steffens’ daughter.
(5)

Includes 49,201 shares held by Mr. Steffens’ account, 16,787 shares held by Mr. Funke’s account, 13,713 shares held by Mr. Cox’s account, and 2,184 shares held by Mr. Windes’ account under the Southern Bank 401(k) Retirement Plan.

(6)

Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options that are exercisable as of or within 60 days after September 4, 2026, to purchase 89,800 shares of Southern Missouri Bancorp common stock granted to directors and executive officers.

(7)

Shares subject to options that are currently exercisable or that will become exercisable within 60 days after September 4, 2026 are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

PROPOSAL I -- ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven members. Approximately one-third of the directors are elected annually, generally to serve for a three-year period or until their respective successors are elected and qualified. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting generally serves for a three-year term.

Each director elected at the Annual Meeting will hold office for a three-year term expiring at the 2029 Annual Meeting and until his or her successor is duly elected and qualified. In connection with the Annual Meeting, the size of the Board of Directors will be reduced from eleven directors to ten directors. Two of the Company’s current directors will not stand for re-election at the Annual Meeting and, accordingly, will cease to serve as directors of the Company and the Bank upon the expiration of their current terms at the Annual Meeting.

The Board of Directors, acting on the recommendation of the nominating committee, has recommended and approved the nominations of Rebecca M. Brooks, David L. McClain, and Mary Jane Judy.  Nominee Mary Jane Judy will begin serving her term as a director of the Company and the Bank after the annual meeting.  Ms. Brooks and Mr. McClain currently serve as directors of the Company and the Bank. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The principal occupation and business experience for the last five years and certain other information with respect to each nominee is set forth below. The information concerning the nominees has been furnished to us by them.

The Board believes that the many years that our directors have served at the Company, the Bank or at other financial institutions is one of their most important qualifications for service on our Board. This service has given them extensive knowledge of the banking business and the Company. Furthermore, their service on Board committees here or at other institutions, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of the Bank by our executive officers. Service on the Board by our Chief Executive Officer is critical to aiding the outside directors’ understanding of the complicated issues that are common in the banking business. Each outside director also brings special skills, experience, and expertise to the Board as a result of their other business activities and associations.

As of this year’s annual meeting, Directors Dennis C. Robison and David J. Tooley will be retiring as directors on the Board of the Company and the Bank.  Messrs. Robison and Tooley have served on the Board for 18 years and 15 years, respectively. The Board is very grateful for their counsel and service through the years and recognizes and thanks them for their contributions to the success of the Company and the Bank during their tenure.

Nominees to Serve a Three-Year Term Expiring at the 2029 Annual Meeting.

Rebecca M. Brooks, Age 70. Ms. Brooks is the Vice President and financial operations manager for McLane Transport, Inc. She has held that position since 1997. In that capacity, her duties include financial statement preparation and analysis, budgeting, oversight of the firm’s payroll, payables, and receivables functions, and tax management. She was previously employed in healthcare administration and served as president of a small hospital employee credit union. That institution merged with Maxwell-Gunter Federal Credit Union, where she served on the board of directors for five years. Ms. Brooks provides expertise to the Board of Directors in the evaluation of transportation and other service industry borrowers. Having been a credit union executive and director, Ms. Brooks’ background provides an understanding of consumer credit and regulatory oversight of financial institutions. Ms. Brooks has been a director of Southern Missouri Bancorp and Southern Bank since 2004.

David L. McClain, Age 41. Mr. McClain has been the owner and operator of a State Farm Insurance Agency located in Jonesboro, Arkansas since 2021. Prior to that time Mr. McClain was Executive Director of Development for Arkansas State University – Jonesboro (“ASU”), a position he held from 2015 to 2021. From 2011-2015 Mr. McClain was Director of Development for ASU. Mr. McClain is also an Alderman for the Jonesboro City Council serving since 2016. Mr. McClain earned a Bachelor of Science in Management and a Master’s in Public Administration, from ASU. Mr. McClain brings valuable experience in both community relations and business development to the Board.  Mr. McClain became a director of Southern Missouri Bancorp and Southern Bank in 2022.

Mary Jane Judy, Age 45. Ms. Judy is the Office Managing Partner of the Polsinelli law firm’s Kansas City office.  She is an experienced real estate attorney who advises clients nationwide on complex acquisitions, dispositions, financing, development, leasing, sale-leaseback transactions, and multifamily and health care real estate matters. She represents public and private REITs, health care organizations, developers, sports organizations, and other businesses in transactions ranging from small portfolios to multibillion-dollar deals. A graduate of the University of Missouri–Columbia School of Law, Mary Jane is admitted in Missouri and Kansas and is deeply involved in Kansas City civic leadership, serving in roles with organizations including the Greater Kansas City Chamber of Commerce, the National World War I Museum and Memorial, St. Teresa’s Academy, and BizPAC. Ms. Judy’s breadth of professional experience, leadership skills, and commitment to the communities served by the Company will make her a valuable member of the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Continuing Directors

In addition to the nominees proposed for election or re-election on the Board of Directors of the Company, the following individuals are also members of the Company’s Board, each serving for a term ending on the date of the annual meeting of shareholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of the Company is set forth below. The information concerning the continuing directors has been furnished to us by them.

Directors Serving a Term Expiring at the 2027 Annual Meeting.

Greg A. Steffens, Age 59. Since July 2022, Mr. Steffens has served as Chairman of the Board of the Company. Mr. Steffens has served as Chief Executive Officer of the Company since 2003. He previously served as President of the Company from October 2000 to June 2022. Prior to being elected President, Mr. Steffens served as Chief Financial Officer of Southern Missouri Bancorp, and President and Chief Executive Officer of Southern Bank. Previously, Mr. Steffens was the Chief Financial Officer of Sho-Me Financial Corp. for four years, and before that Mr. Steffens was employed as a bank examiner with the Office of Thrift Supervision. As Chairman and Chief Executive Officer, Mr. Steffens brings a special knowledge of the financial, economic, and regulatory challenges the Company faces and is well-suited to educate the Board on these matters.  Mr. Steffens has been a director of Southern Missouri Bancorp and Southern Bank since 2000.

L. Douglas Bagby, Age 76. Mr. Bagby served as the City Manager of Poplar Bluff, Missouri from September 2003 until his retirement in June 2014. Previously, he was employed for 14 years as the General Manager of Poplar Bluff Municipal Utilities and had served two earlier years as the Poplar Bluff City Manager. Mr. Bagby also served for six years on the Poplar Bluff R-1 school board. He was Chairman of the Board of the Company through June 30, 2022, and since July 1, 2022 has served as Vice-Chairman of the Board. His background provides expertise in providing deposit services and credit to public units, both directly and through the securities markets.  Mr. Bagby has been a director of Southern Missouri Bancorp and Southern Bank since 1997.

Todd E. Hensley, Age 59. Mr. Hensley was formerly Chairman, President, and CEO of Peoples Service Company and its subsidiary, Peoples Banking Company, prior to their acquisition by the Company in August 2014. He also served as Chairman of the Board of Directors of Peoples Banking Company’s subsidiary bank, Peoples Bank of the Ozarks. Prior to that, he served as Compliance Officer and General Counsel and also had broad responsibilities for the operations of Peoples Banking Company and its subsidiaries. Now semi-retired, he formerly was an attorney licensed to practice in Missouri and Illinois. He has been involved in the banking industry for over 30 years. Mr. Hensley has been a director of Southern Missouri Bancorp and Southern Bank since 2014.

Charles R. Love, Age 75. Mr. Love is a certified public accountant and retired as a partner with the accounting firm of Kraft, Miles & Tatum, LLC. Mr. Love continues to work as an accountant with Kraft, Miles & Tatum, LLC, where he has served a total of 38 years, and he has over 53 years of experience in public accounting, including conducting audits and preparing financial statements and tax returns. He brings important technical and financial expertise to the Board, including the ability to understand and explain financial statements and tax returns of borrowers. His varied practice experience provides a knowledge base regarding the area’s economic performance.  Mr. Love has been a director of Southern Missouri Bancorp and Southern Bank since 2004.

Directors Serving a Term Expiring at the 2028 Annual Meeting.

Daniel L. Jones, Age 61. Mr. Jones is a certified public accountant and founder of FortuneBank. He served as its Chairman and Chief Executive Officer until it was acquired by the Company in February 2022. He started his career at KPMG in the community bank practice of the audit group. After leaving KPMG, he acquired a public accounting firm in Arnold, Missouri, and served as legal director for Eagle Bank & Trust Co. and Midwest Bank Centre. He practiced as a Certified Public Accountant for 20 years. After decades in the financial field, he felt there was a need for a truly community-minded bank in northern Jefferson County, Missouri, and in 2004, he started the process of founding FortuneBank. In addition to being an active citizen in the community, he also owns DLJ Properties, Inc., a business that develops, constructs, owns and manages commercial real estate. He earned a bachelor’s degree in Business Administration from Southeast Missouri State University.  Mr. Jones became a director of Southern Missouri Bancorp and Southern Bank in 2022. In addition to his role as a director, Mr. Jones also serves as Market Chairman for Southern Bank’s St. Louis market.

Kenneth J. Bower, Age 55. Mr. Bower is a co-founder and CEO of the Clayton Financial Group, a registered investment advisor headquartered in St. Louis.  Mr. Bower received a BA from Dartmouth College in 1994 and following time consulting at Price Waterhouse, he earned his MBA at the Kellogg School of Management Northwestern University in 2000.  Following three startups (one in Baltimore and two in St. Louis), he began his career in the financial services industry in 2004.  He then tapped his entrepreneurial spirit in 2015 when he and his brother formed CFG, a boutique “Family CFO” firm serving clients across the country.  He has served on dozens of non-profit boards and is currently a board member of Catholic Charities of St. Louis and of Racquet Club Ladue. His expertise in strategic planning, investment oversight, and governance will be a valuable asset to the Board.

Daniel P. McCoy, Age 56.  Mr. McCoy is co-founder and managing partner of BSH Companies, having established this real estate investment venture in 2005. Under his leadership, BSH has invested in a unique portfolio of assets including self-storage, student housing, single family residential, land, medical office, and bank REO properties. Prior to BSH, Mr. McCoy worked for Trammell Crow Company / CBRE Group where he was Senior Managing Director of Global Workplace Solutions, a full-service outsourcing business serving the world’s largest real estate occupiers. Earlier in his career, Mr. McCoy worked for a life insurance company, the U.S. House of Representatives and the State of Wisconsin Legislature. He currently serves on the board of Tessera, The Graaskamp Center for Real Estate at the University of Wisconsin, and The Montessori School of Denver. He earned his MBA from Harvard University and BA at the University of Wisconsin – Madison. Mr. McCoy brings a strong blend of leadership, operational expertise and public service that will enhance the Board’s capacity for impact and innovation.

Board of Directors’ Meetings and Committees and Corporate Governance Matters

Board Meetings

Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held twelve regular meetings and two special meetings during the fiscal year ended June 30, 2026. During fiscal 2026, no director of the Company attended fewer than 75 percent of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board on which committees he or she served during the period in which he or she served.

Board Member Attendance at Annual Meetings

The Company’s policy is for all directors to attend its annual meeting of shareholders, and all directors attended last year’s annual meeting.

Director Independence

The Board has determined that Directors Bagby, Bower, Brooks, Love, McCoy, Robison, Tooley, Hensley, and McClain, constituting a majority of the Board members, are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market (“NASDAQ”). Among other things, when making this determination, the Board considers each director’s current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank. See “Relationships and Transactions with Executive Officers, Directors and Related Persons.”

Shareholder Communications with Board

Shareholders may communicate directly with the Board of Directors by sending written communications to L. Douglas Bagby, Vice-Chairman, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901.

Board Diversity and Refreshment

The Company is committed to having a diverse board. In furtherance of this commitment, when considering candidates to fill an open seat on the board, the Nominating Committee requires that the list of candidates include individuals with diversity of experience, race, ethnicity and gender, and special knowledge background or experience relevant to the operations of the Company, including but not limited to: accounting, finance, banking operations, lending, information technology and the operations of a public company, although when directors are added in connection with an acquisition, not all of these factors may be addressed. Any third-party consultant asked to furnish an initial list will be required to include such candidates.

Ethics Code

The Company has adopted a written Code of Conduct and Ethics (the "Code") that applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and persons with similar functions, and to all our other team members and our directors. The Code may be reviewed at the Company’s website, www.bankwithsouthern.com, by following the "investor relations" and "corporate governance" links.

Board Leadership Structure and Role in Risk Oversight.

In July 2022, we combined the positions of Chief Executive Officer and Chairman into one position. Considering the growth of our organization over recent years, the Board of Directors determined that this structure is appropriate because of the primarily singular operating environment of the Company and Southern Bank, with our predominant focus on being a provider of retail financial services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of business improves the communication between management and the Board and ensures that the Board’s interests are represented in our daily operations, particularly with regard to risk management. Because the Chief Executive Officer and Chairman positions are now combined, the Board of Directors decided to designate a non-management director (currently Mr. Bagby, the former Chairman of the Board) to serve as Vice-Chairman and lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman.

Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Compensation Committee include the consideration of risks in connection with incentive and other compensation programs. See “Board of Directors’ Meetings and Committees and Corporate Governance Matters — Compensation Committee”. These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Cybersecurity risk is a key consideration in the operation risk management capabilities at Southern Bank. We maintain a formal information security program, which is subject to oversight by, and reporting to, the Information Technology Committee of the Bank and the Board of Directors. Given the nature of our operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Bank. The Information Technology Committee of the Bank and the Board of Directors oversee and review reports on significant matters related to corporate security, including cybersecurity.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and team members that is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NASDAQ listing standards. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

Stock Pledging and Hedging Policies

The Company’s “Insider Trading Policy” among other things, discourages the Company’s directors and executive officers from holding Company stock in a margin account or pledging company stock as collateral for a loan. An exception to this policy may be where a person wishes to pledge Company securities as collateral for a loan

(including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. In addition, the policy prohibits the directors and officers of the Company from using any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities owned by the director, executive officer, or team member. Any director or executive officer, or team member wishing to enter into such an arrangement must first preclear the proposed transaction with the Company’s Chief Executive Officer and must provide justification for the proposed transaction. As of this date, the Chief Executive Officer has not permitted any director, executive officer, or team member of the Company to engage in hedging.

Board Committees and Charters

The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. The charters for the Audit Committee, Compensation Committee and Nominating Committee are available on our investor relations website at http://investors.bankwithsouthern.com at “Corporate Overview/Corporate Governance.” You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800.

Audit Committee

The Audit Committee is comprised of Directors Love (Chairman), Bagby, Brooks, Robison, Hensley, Bower, and McClain, all of whom are “independent directors” under the NASDAQ listing standards. The Board of Directors has determined that Director Love is an “audit committee financial expert” as defined in Item 407(e) of SEC Regulation S-K and that all of the Audit Committee members meet the independence and financial literacy requirements under the NASDAQ listing standards. In fiscal 2026, the Audit Committee met eight times.

The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company’s consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company’s policies; the annual independent audits of the Company’s consolidated financial statements and internal control over financial reporting; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit department and independent auditors; and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee is also responsible for hiring, terminating and/or reappointing the Company’s independent auditors, and for reviewing the annual audit prepared by our independent registered public accounting firm. In addition, the functions of the Audit Committee include:

•	approving non-audit and audit services to be performed by the independent registered public accounting firm;
•	reviewing and approving all related party transactions for potential conflict of interest situations; and

•reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee

The Compensation Committee is comprised of four independent directors, currently Directors Robison (Chairman), Bagby, Tooley and McClain. The Compensation Committee is responsible for:

•

determining compensation to be paid to the Company’s officers and team members, which are based on the recommendation of Mr. Steffens, except that compensation paid to Mr. Steffens is determined based on the recommendation of a majority of the independent directors, and Mr. Steffens is not present during voting or deliberations concerning his compensation; and

•overseeing the administration of the team member benefit plans covering team members generally.

The Compensation Committee does not delegate its authority to any one of its members or any other person. This Committee also administers the Company’s 2024 and 2017 Omnibus Incentive Plan, and administered the Stock Option and Incentive Plans, Equity Incentive Plan, and the Management Recognition and Development Plan and reviews overall compensation policies for the Company. The Compensation Committee met eight times during the fiscal year ended June 30, 2026.

Nominating Committee

The Nominating Committee is composed of Directors Bagby (Chairman), Jones, Love, and Hensley. The Board of Directors has determined that Directors Bagby, Love, and Hensley are independent under the applicable Nasdaq listing standards. Although the Nominating Committee is not composed solely of independent directors, director nominees are selected in accordance with Nasdaq listing standards, which permit director nominations to be determined by a majority of the Company's independent directors. The committee is primarily responsible for identifying, evaluating and recommending nominees for election to the Board of Directors. The committee is primarily responsible for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures in the Company’s bylaws, but the Nominating Committee has not actively solicited such nominations. The Nominating Committee’s responsibilities include the following:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•

recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s articles of incorporation and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate’s particular experience, qualifications, attributes or skills in view of the following criteria, as applicable: honesty / integrity /reputation; demonstrates commitment to the long-term success of the Company and its subsidiaries; has commitment and time to serve as a director; sound and seasoned business judgment; bank accounting expertise, experience as a CPA/CFO, and/or meets the SEC “Audit Committee Financial Expert” definition; expertise in strategic thinking and planning; understanding of finance; board or executive leadership experience; financial management expertise; understanding and knowledge of banking industry and trends; Enterprise Risk Management expertise; expertise in technology, including ecommerce and business continuity planning; CEO/COO experience; expertise in quality management initiatives; experience with mergers / acquisitions; experience with matters relating to human resources; crisis management expertise; and any other factors that the Nominating Committee may deem appropriate.  The Nominating Committee is to consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity of backgrounds and experience among its members;

•	review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s articles of incorporation and bylaws;
•	consider and evaluate nominations from shareholders using the same criteria as all other nominations;
•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in the Company’s bylaws. In general, to be timely, a shareholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if less than 100 days’ notice or public announcement of the date of the scheduled annual meeting is given by the Company, the shareholder has until the close of business on the tenth day following the day on which notice or public announcement (whichever occurs first) of the date of the scheduled annual meeting was first made by the Company. The shareholder’s notice must include certain other information set forth in the Company’s bylaws. This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s articles of incorporation and bylaws and in Missouri law. During the fiscal year ended June 30, 2026, the Nominating Committee met on two occasions for the selection of director nominees, with respect to committee assignments, and for the appointment of officers.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank. In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions. The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.

Each current director of the Company also is a director of the Bank. During fiscal 2026, directors were compensated at a rate of $1,250 per month for their service on the Company’s Board of Directors. Each director also received a monthly fee of $1,250 for serving on the Bank’s Board of Directors.  The directors’ fees have not changed since August, 2021.

Directors Love, Tooley, and McCoy served as members of the regional loan approval committees throughout fiscal 2026. Non-employee directors so serving receive a monthly fee of $1,000.

Directors Love, Bagby, Robison, Brooks, Hensley, McClain, and Bower served as members of the Audit committee throughout fiscal 2026. Non-employee directors so serving receive a quarterly fee of $1,000 beginning with the second quarter of fiscal year 2026.

Director Compensation Table for 2026

The table below provides compensation information for each member of our Board of Directors during the year ended June 30, 2026 (except for Mr. Steffens, whose compensation is reported as a named executive officer).

				Change in
				Pension Value
				and Non-
				Qualified
	Fees Earned or		Stock	Compensation	All Other
Name	Paid in Cash	Option Awards	Awards(1)	Earnings	Compensation	Total
L. Douglas Bagby	$33,000	$—	$25,184	$3,199	$—	$61,383
Rebecca M. Brooks	33,000	—	25,184	2,493	—	60,677
Kenneth J. Bower(4)	23,000	95,400	25,184	—	—	143,584
Daniel L. Jones(2)	30,000	—	25,184	—	—	55,184
Charles R. Love	45,000	—	25,184	(2,846)	—	67,338
Dennis C. Robison	33,000	—	25,184	2,897	—	61,081
David J. Tooley	42,000	—	25,184	7,305	—	74,489
Todd E. Hensley	33,000	—	25,184	3,003	—	61,187
Daniel P. McCoy(4)	28,000	95,400	25,184	—	—	148,584
David L. McClain(3)	33,000	—	25,184	—	—	58,184
(1)

All directors, with the exception of Mr. Steffens, were awarded 400 shares of restricted stock on February 24, 2026, granted under the 2024 Omnibus Incentive Plan. These shares vest in equal annual installments of 20% beginning February 9, 2027 through February 9, 2031.

(2)

Mr. Jones received compensation as a director of the Company and the Bank of $30,000 and as Market Chairman for Southern Bank of $134,000. In addition, he received a total of $142,000 as an affiliate of one entity that has a site lease with Southern Bank and that provides maintenance services for properties acquired in connection with the Fortune Financial Corporation merger on February 25, 2022.  Mr. Jones was also awarded 7,500 stock options on July 19, 2022, of which 4,500 are currently exercisable. See also “Relationships and Transactions with Executive Officers, Directors and Related Persons.”

(3)	On February 21, 2023, Mr. McClain was granted 7,500 options which vest over a five-year period beginning on February 9, 2024, of which 4,500 are currently exercisable.
(4)	On October 20, 2025, Messrs. Bower and McCoy were each granted 5,000 options, which vest over a five-year period beginning on October 20, 2026, none of which are currently exercisable.

Directors’ Retirement Agreements

Southern Bank has entered into individual retirement agreements with each of its directors, with the exception of  Mr. Steffens, Mr. Funke, Mr. Jones, Mr. McClain, Mr. McCoy and Mr. Bower. These agreements were entered into in recognition of the directors’ service to the Bank and to ensure their continued service on the Board. Each agreement provides that, following a director’s termination of service on the Board on or after age 60, other than termination for cause, the director will receive five annual payments equal to the product of the cash fees paid to the director during the calendar year preceding his retirement and the director’s vested percentage. The vested percentage is determined as follows: 50% after five years of service, 75% after 10 years of service, and 100% after 15 years of service. The benefits payable under the director’s retirement agreements are unfunded and unsecured obligations of Southern Bank payable solely out of the general assets of Southern Bank.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under these programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers.”

•Greg A. Steffens, Chairman and Chief Executive Officer (principal executive officer)

•Matthew T. Funke, President and Chief Administrative Officer

•	Stefan Chkautovich, Executive Vice-President and Chief Financial Officer (principal financial officer)

•Justin G. Cox, Executive Vice-President and Chief Banking Officer

•Rick A. Windes, Executive Vice-President and Chief Lending Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary of Key Compensation Decisions

Our key compensation-related decisions during and subsequent to fiscal 2026 included the following:

●	increases in base salaries for our named executive officers during fiscal 2026 of between 0.0 percent and 7.0 percent, based on changing executive responsibilities and the need to stay market competitive and retain personnel who are integral to our continued plans for growth, while also taking into consideration the use of incentive stock options and performance-based restricted stock awards as important components of total compensation;
•	the payment of bonuses based on achievement of key business plan goals and certain metrics reviewed by the Compensation Committee during fiscal 2026; and
•	awards of incentive stock options and performance-based restricted stock to our executive officers during fiscal 2026.

Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies that govern executive compensation. Our current compensation philosophy is designed to:

•attract the right people and differentiate compensation based on performance;

•	retain top performers and reward them for helping us build and sustain our culture and values and achieve our business strategy and goals;
•	compensate our people in ways that inspire and motivate them, both individually and as a team, to execute our vision and drive for enduring customer satisfaction;
•	provide total compensation, learning, and development opportunities that are competitive with that of other companies of similar size and complexity;

•properly align risk-taking and compensation; and

•reward outstanding financial results and shareholder returns over the long-term.

While the primary components of our compensation program have been base salary, bonuses, stock options, and restricted stock grants, the Compensation Committee also takes into account the full compensation package provided to the individual, including retirement plan benefits, health benefits and other benefits.

The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other key management employees. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals and link the compensation of its executives to the Company’s success. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team. Our overriding principles in setting types and amounts of compensation are:

•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.
•	Market Competition – Total compensation attracts, retains, and motivates our top performers at a competitive level in our market.
•

Shareholder Value – Compensation components that align the interests of key management, especially the named executive officers, with those of our shareholders in furtherance of our goal to increase shareholder value.

The Company implements this philosophy by using a combination of cash and stock-based compensation, benefits, and perquisites to attract and retain qualified persons to serve as executive officers of the Company and the Bank. Our compensation program seeks to reach an appropriate balance between base salary (to provide competitive fixed compensation), incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives’ interests with our shareholders’ interests). Each executive officer of the Company also is an executive officer of the Bank. Executive officers are not compensated separately for their service to the Company, with the exception of Mr. Steffens’ receipt of fees for service on the board of directors of the Company and Bank, and Mr. Funke’s receipt of fees for service on the board of directors of the Bank. The Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each executive’s position, taking into account the complexity of our business as a public company and regulated financial institution. In evaluating executive compensation, the Compensation Committee considers a variety of factors, including the executive officer’s responsibilities and experience, individual performance, the Company’s financial and operational performance, internal pay relationships, retention considerations, risk management objectives, and competitive market information.

During fiscal 2025, the Compensation Committee retained the Blanchard Consulting Group ("Blanchard"), an independent executive compensation consulting firm specializing in the banking industry, to provide executive compensation consulting services in connection with the Compensation Committee's review of executive compensation for fiscal 2026. Blanchard provided information regarding executive compensation practices, market trends, peer group compensation data, and other executive compensation-related analyses to assist the Compensation Committee in evaluating the competitiveness and overall design of the Company's executive compensation program.

The Compensation Committee considered the information provided by Blanchard, including peer group compensation data, as one of several factors in evaluating executive compensation. The peer group information served as a reference point for assessing the competitiveness of the Company's executive compensation opportunities and was not used to establish compensation at a particular percentile of the peer group or pursuant to any predetermined formula. In making compensation decisions, the Compensation Committee exercised its independent judgment after considering a variety of factors, including Company performance, individual executive performance, experience and responsibilities, internal pay equity, retention objectives, and the Company's overall compensation philosophy.

Blanchard's role was advisory in nature. The Compensation Committee retained sole authority and responsibility for all executive compensation decisions, and Blanchard did not recommend specific compensation amounts or determine compensation levels for any executive officer.

Base Salaries

We provide the opportunity for our named executive officers and other officers to earn a competitive base salary. We do so in order to attract and retain appropriate talent for the position. Our base salary reflects a combination of factors, including competitive pay levels, the executive’s experience and tenure, and the executive’s individual performance and responsibilities. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

During fiscal 2026, Mr. Steffens received no increase in base salary and remained at $468,000; Mr. Funke received an increase in base salary from $374,000 to $400,000; Mr. Cox received an increase in base salary from $340,000 to $360,000; Mr. Windes received an increase in base salary from $312,500 to $322,000; and Mr. Chkautovich received an increase in base salary from $275,000 to $290,000. Increases during fiscal 2026 reflected changing executive responsibilities, continued use of incentive stock options and performance-based restricted stock, the need to retain key management personnel, including top performers, and recognition of the growing complexity of our Company and increasing responsibilities of our executive officers.

Bonuses

The Company does not maintain a written cash bonus plan for executive officers. Rather, annual cash bonuses are determined by the Compensation Committee and approved by the Board of Directors based on an assessment of Company performance, individual executive performance and other factors deemed relevant by the Compensation Committee.

For fiscal 2026, the Compensation Committee evaluated annual cash bonus opportunities using a scorecard designed to provide a structured framework for assessing Company and individual performance. The scorecard included performance measures that the Compensation Committee considered relevant to evaluating the Company’s overall performance during the year. Although the scorecard included relative weighting among the performance measures and established threshold, target and maximum performance objectives, achievement of the scorecard measures did not automatically determine bonus amounts or result in a prescribed payout. In making its determinations, the Compensation Committee retained discretion to consider additional factors, including overall Company performance, each executive’s individual performance, contributions to strategic initiatives, leadership, management of risks within the executive’s area of responsibility and other factors deemed relevant by the Compensation Committee.

The scorecards incorporated financial, growth, asset quality, operating efficiency and individual performance measures, which may include Bank return on average assets, loan growth, deposit growth, net interest margin, past due and adversely classified loan ratios, return on tangible common equity, efficiency ratio and the average percentage incentive payout for an executive’s direct reports. The specific measures considered varied among the executives based on their respective positions, responsibilities and areas of oversight. For each performance measure considered, the Compensation Committee established threshold, target and maximum performance objectives to assist in evaluating the level of achievement. The Compensation Committee considered actual performance relative to these objectives as part of its overall assessment of Company performance. For certain performance measures, higher levels of achievement represented stronger performance, while for other measures, lower levels of achievement represented stronger performance. The relative weighting of the performance measures was intended to reflect the Compensation Committee’s assessment of the importance of each measure to the Company’s and the individual’s overall performance.

The following table summarizes the principal performance measures and relative weightings included in the fiscal 2026 scorecards for the Company's named executive officers:

	Chairman and	President and	Chief Financial	Chief Lending	Chief Banking
Performance Measure	CEO	CAO	Officer	Officer	Officer
Bank ROA	20%	20%	24%	20%	16%
SMBC ROTCE	20%	20%	24%	—%	—%
Bank NIM	15%	15%	16%	20%	16%
Bank Efficiency Ratio	15%	15%	16%	—%	—%
Bank Loan Growth	—%	—%	—%	24%	16%
Bank Deposit Growth	—%	—%	—%	16%	16%
Bank Past Due Ratio	8%	8%	—%	10%	8%
Bank Adversely Classified Ratio	8%	8%	—%	10%	8%
Average Percentage Incentive Payout for Direct Reports	15%	15%	20%	—%	20%
Total Scorecard Weighting	100%	100%	100%	100%	100%
Target Bonus Opportunity	21%	21%	18%	18%	20%
Maximum Bonus Opportunity	35%	35%	30%	30%	33%

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

Equity Awards and Equity Grant Practices

Stock option and performance-based equity awards have been an integral part of our executive compensation program. They are intended to encourage ownership and retention of Company stock by key employees as well as non-employee members of the board of directors.

Annual equity awards are typically granted to executive officers and non-employee directors in January or February of each year and may also be made in conjunction with an officer’s hiring. The Compensation Committee and the Board do not take material non-public information into account when determining the timing and terms of equity awards, and we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

2024 Omnibus Incentive Plan. In 2024, the Company’s shareholders approved the 2024 Omnibus Incentive Plan. The purpose of the 2024 Omnibus Incentive Plan is to promote the long-term success, and enhance the long-term value, of the Company by linking personal interests of team members and directors with those of Company shareholders.  The 2024 Omnibus Incentive Plan is also designed to give the Company flexibility in motivating, attracting, and retaining team members and directors whose judgment, dedication, and efforts are essential to the Company’s success, while avoiding imprudent risks and supporting the Company’s long-term health.

As of June 30, 2026, there are 503,788 shares available for award under the 2024 Omnibus Incentive Plan against which limit full value share awards (meaning awards other than stock options and stock appreciation rights) are counted on a 2.5-for-1 basis. Option grants and performance-based restricted stock awards made during fiscal 2026 to the named executive officers are contained in the Grants of Plan-Based Awards Table. As required by the plan, stock options have an exercise price that is equal to no less than the market value of the Company’s common stock on the date of grant, which is the date on which the Board of Directors ratifies the Compensation Committee’s approval of the grant. To provide an incentive for a sustained increase in the value of our common stock, stock options granted to team members typically do not begin vesting until the first anniversary of the grant date, with 20% of the option vesting on each anniversary date thereafter through the fifth anniversary date.

2017 Omnibus Incentive Plan. In 2017, the Company’s shareholders approved the 2017 Omnibus Incentive Plan. The purpose of the 2017 Omnibus Incentive Plan was to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of team members and directors with those of Company shareholders. The 2017 Omnibus Incentive Plan is also designed to give the Company flexibility in motivating, attracting, and retaining team members and directors whose judgment, dedication, and efforts are essential to the Company’s success, while avoiding imprudent risks and supporting the Company’s long-term health.

As of the adoption of the 2024 Omnibus Incentive Plan, no further awards are available under the 2017 Omnibus Incentive Plan.

Other Benefits

The Company provides benefits, including a 401(k) retirement plan and health care benefits, to all team members to attract and retain highly effective executives and other team members with an opportunity to maintain a quality standard of living over time and to have access to health care and save for retirement. These benefits are administered consistently to all levels of the organization. All team members share in the cost of health benefits based on the coverage they select. Available health care benefits are commensurate with those available in our market area.

The Company provides perquisites designed to enhance the success of the Company. Executive officer education is provided at industry conferences, seminars, and schools. Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.

Employment Agreement

On November 8, 2019, Mr. Steffens entered into an amended and restated employment agreement with the Bank (the “Employment Agreement”). The Employment Agreement amended and restated Mr. Steffens’ prior employment agreement with the Bank in order to ensure compliance with 409A of the Internal Revenue Code, lengthen the term of the agreement, and make certain other changes. The Employment Agreement provided for an initial term that ended on December 31, 2022, and provides for an extension of one year, in addition to the then-remaining term, on each January 1, beginning January 1, 2023, as long as (1) the Bank has not notified Mr. Steffens in writing at least 90 days in advance that the term will not be extended further and (2) prior to each such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension.

The Employment Agreement provides for an annual base salary at least equal to Mr. Steffens’ salary in effect as of November 8, 2019 ($378,000), provided that any salary actually paid to Mr. Steffens by any subsidiary or affiliate of the Bank shall reduce the amount to be paid to Mr. Steffens by the Bank. The Employment Agreement also provides for participation in benefit plans and the receipt of fringe benefits in which the Bank’s executives participate and participation in any discretionary bonuses awarded to executive officers of the Bank. In addition, Mr. Steffens is entitled to reimbursement for all reasonable expenses incurred in his capacity as Chairman of the Bank.

Under the Employment Agreement, if Mr. Steffens’ employment is “involuntarily terminated” (as defined in the Employment Agreement) and Mr. Steffens has offered to continue to provide the services contemplated by and on the terms provided in the Employment Agreement and such offer has been declined, then during the remaining term of the agreement, Mr. Steffens will be entitled to receive (1) monthly payments equal to 1/12th of his annual salary and 1/12th of his average annual amount of cash bonus and cash incentive compensation for the two full calendar years preceding the date of termination; (2) continuation of specified health insurance benefits for Mr. Steffens and his dependents until their death or the expiration of the remaining term of the agreement (whichever occurs first); (3) continuation of specified other insurance benefits until Mr. Steffens’ death or the expiration of the remaining term of the agreement (whichever occurs first); and (4) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of the Company or the Bank, an amount in cash equal to 299% of Mr. Steffens’ “base amount” (as defined in Section 280G of the Internal Revenue Code).

If the payments and benefits Mr. Steffens has the right to receive from the Bank and the Company would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under the Employment Agreement being non-deductible to the Bank pursuant to Section 280G of the Internal Revenue Code.

In the event of Mr. Steffens’ death, his estate or designated beneficiary would be entitled to receive his salary through the last day of the calendar month in which Mr. Steffens died. If Mr. Steffens should become disabled or otherwise unable to serve as Chairman of the Bank, he shall be entitled to receive group and other disability income provided by the Bank for its executive officers.

Change-in-Control Agreements

The Bank maintains change-in-control severance agreements with Messrs. Funke, Chkautovich, Cox, and Windes. Each agreement provides that on each December 31st, the term of the agreement is extended for a period of one additional year unless either the Bank or the executive has given notice to the other party in writing at least 60 days prior to such annual renewal date that the term of the agreement will not be extended; however, if a change in control occurs during the term of the agreement, then the remaining term of the agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control.

Under each agreement, if the executive’s employment is terminated in connection with or within one year following a change in control of the Company or the Bank by (1) the Bank other than for cause, disability, retirement or as a result of the executive’s death or by (2) the executive for “Good Reason,” as defined in the agreement, the executive will be entitled to receive a lump-sum cash severance payment within five business days following the date of termination. In the case of Messrs. Funke and Cox, the severance payment will equal two times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. Under their respective agreements, Mr. Chkautovich and Mr. Windes will be entitled to receive a lump-sum cash severance payment equal to one time and two times their cash compensation, respectively. Cash compensation is defined to include base salary and other cash compensation. In addition, each executive will receive (1) for a specified period following the date of termination (two years in the case of Messrs. Funke, Cox, and Windes, and 12 months in the case of Mr. Chkautovich) or (2) until the date of the executive’s full-time employment with another employer at no cost to the executive, the continued participation by the executive (including the executive’s dependents who are covered by the Bank at the time of termination) in all group insurance, life insurance, health, dental, vision and accident insurance and disability insurance plans offered by the Bank in which the executive and his covered dependents were participating immediately prior to the date of termination.

In the event that the continued participation of the executive and his covered dependents in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code then the Bank will either (1) arrange to provide the executive and his covered dependents with alternative benefits substantially similar to those which the executive then currently receives, provided the alternative benefits do not trigger the payment of an excise tax, or (2) pay to the executive within 10 business days following the date of termination, a lump sum cash amount equal to the projected cost of the benefits to the Bank until the two-year anniversary of the date of termination in the case of Messrs. Funke, Cox, and Windes, and until the twelve-month anniversary of the date of termination in the case of Mr. Chkautovich.

If the payments and benefits any of the executives have the right to receive from the Bank and the Company would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under the agreement being non-deductible to the Bank pursuant to Section 280G of the Internal Revenue Code.

The agreements also provide that during the term of the agreement and for a specified period following the date of termination  (two years in the case of Messrs. Funke, Windes, and Cox, and twelve months in the case of Mr. Chkautovich), the executive will not (1) solicit or induce or cause others to solicit or induce, any team member of the Bank or any of its affiliates or subsidiaries to leave the employment of those entities  or (2) solicit any customer of the Bank to transact business with any competitor of the Bank.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” for fiscal 2026. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing is furnished by the Compensation Committee and the Board of Directors.

Dennis C. Robison (Chairperson)

L. Douglas Bagby

David J. Tooley

David L. McClain

2026 Summary Compensation Table

The following table sets forth information concerning the compensation earned in fiscal years 2026, 2025, and 2024 by the named executive officers of the Company.

							Change in Pension
							Value and Non
				Non-equity			Deferred
Name and	Fiscal			Incentive Plan	Options	Stock	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation	Awarded(2)	Awards(3)	Earnings	Compensation(4)	Total
Greg A. Steffens	2026	$468,000	$132,305	$—	$38,070	$37,776	$—	$80,152	$756,303
Chairman &	2025	461,000	77,100	—	40,590	37,763	—	74,321	690,774
Chief Executive Officer	2024	446,824	67,950	—	39,975	30,615	—	68,302	653,666
Matthew T. Funke	2026	$391,500	$106,830	$—	$57,105	$59,812	$—	$47,518	$662,765
President &	2025	366,345	62,050	—	54,120	60,420	—	46,629	589,564
Chief Administrative Officer	2024	338,027	52,950	—	47,970	40,820	—	41,343	521,110
Justin G. Cox	2026	$349,981	$77,870	$—	$50,760	$47,220	$—	$45,375	$571,206
Executive Vice-President &	2025	325,253	54,100	—	40,590	37,763	—	38,199	495,905
Chief Banking Officer	2024	292,523	48,100	—	39,975	30,615	—	35,567	446,780
Rick A. Windes	2026	$316,885	$73,030	$—	$—	$66,108	$—	$46,877	$502,900
Executive Vice-President &	2025	305,769	53,100	—	40,590	37,763	—	39,377	476,599
Chief Lending Officer	2024	291,858	46,000	—	39,975	30,615	—	36,289	444,737
Stefan Chkautovich	2026	$281,923	$72,750	$—	$38,070	$37,776	$—	$62,573	$493,092
Executive Vice-President &	2025	268,769	42,700	—	40,590	37,763	—	47,399	437,221
Chief Financial Officer	2024	218,077	14,500	—	93,280	60,825	—	21,128	407,810
(1)	The bonuses for fiscal 2026, 2025, and 2024, respectively, were based on fiscal 2026, 2025, and 2024, performance, respectively, and paid in fiscal 2027, 2026 and 2025, respectively.
(2)

Values for fiscal years 2026, 2025 and 2024 were based on the grant date fair value of options awarded during those years. The awards made in fiscal 2024 will vest in five equal installments beginning on February 8, 2025, the awards made in fiscal 2025 will vest in five equal installments beginning on February 18, 2026 and the awards made in fiscal 2026 will vest in five equal installments beginning on February 24, 2027. For information regarding the assumptions used in the determination of fair value, see Note 9 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

(3)

Value for fiscal year 2026 was based on the $62.96 fair value (closing stock price) of a share of the Company’s common stock on the February 24, 2026 grant date, with up to 20% of the shares vesting on February 9, 2027, and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level. Value for fiscal year 2025 as based on the $60.42 fair value (closing stock price) of a share of the Company’s common stock on February 18, 2025 grant date, with up to 20% of the shares vesting on February 9, 2026 and on each of the four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level. Value for fiscal year 2024 was based on the $40.82 fair value (closing stock price) of a share of the Company’s common stock on February 8, 2024 grant date; the awards will vest over a five year period beginning on February 9, 2025, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.

(4)

Includes fiscal 2026 matching and profit-sharing contributions made by the Company to the executive’s 401(k) Plan account of $32,020, $32,518, $32,175, $31,445 and $27,101 for Messrs. Steffens, Funke, Cox, Windes and Chkautovich, respectively, and fiscal 2026 payments made on the executive’s behalf under the group health insurance plan of  $18,132, $0, $13,200, $15,432, and $20,262, for Messrs. Steffens, Funke, Cox, Windes and Chkautovich, respectively. Amount also includes $30,000 for Mr. Steffens’ board fees and $15,000 for Mr. Funke’s board fees. The 401(k) plan profit-sharing contribution for fiscal 2026, 2025, and 2024, respectively, were based on fiscal 2026, 2025, and 2024, compensation, respectively, and made during fiscal 2027, 2026, and 2025, respectively. For Messrs. Steffens, Funke, Cox, and Windes, the amount does not include personal benefits or perquisites, because none exceeded $10,000 worth of such benefits, in the aggregate. For Mr. Chkautovich, this amount does include personal benefits or perquisites, as the total value of the benefits was $15,210.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to named executive officers during fiscal 2026.

								(#)
								All Other	(#)
								Stock	All Other		(#)
								Awards:	Option Awards:	(#)	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	Exercise	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Shares of	Securities	Price of	of Stock
	Grant	($)	($)	($)	(#)	(#)	(#)	Stock	Underlying	Option	and Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(2)	Awards	Awards(3)
Greg A.	2/24/2026	—	—	—	300	450	600	—	—	—	$37,776
Steffens	2/24/2026	—	—	—	—	—	—	—	1,500	$62.96	38,070

Matthew T.	2/24/2026	—	—	—	475	713	950	—	—	—	59,812
Funke	2/24/2026	—	—	—	—	—	—	—	2,250	62.96	57,105

Justin G.	2/24/2026	—	—	—	375	563	750	—	—	—	47,220
Cox	2/24/2026	—	—	—	—	—	—	—	2,000	62.96	50,760

Rick A.	2/24/2026	—	—	—	525	788	1,050	—	—	—	66,108
Windes(4)	2/24/2026	—	—	—	—	—	—	—	—	—	—

Stefan	2/24/2026	—	—	—	300	450	600	—	—	—	37,776
Chkautovich	2/24/2026	—	—	—	—	—	—	—	1,500	62.96	38,070
(1)

The performance shares awarded under the equity incentive plan vest over a five-year period beginning February 9, 2027. The shares vesting on that date and on each of the next four anniversaries of that date are based on the extent to which the Company’s annualized return on average assets over the 12 calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.

(2)	The options vest over a five-year period beginning February 24, 2027, with 20% of the shares vesting on that date and on each of the next four anniversaries of that date.
(3)	Represents the grant date fair value of the award based on the closing stock price on the grant date and presuming that the maximum number of shares awarded under grant agreement are vested.
(4)	For fiscal 2026, Mr. Windes chose to receive 100% of his total equity awards in restricted stock, as approved by the Compensation Committee.

Outstanding Equity Awards at June 30, 2026

The following table sets forth for the named executive officers information concerning stock options, restricted stock and other equity incentive plan awards held at June 30, 2026.

	Securities Underlying Options(1)					Stock Awards(2)
							Market	Equity Incentive	Equity Incentive Plan
							Value	Plan Awards:	Awards: Market
			Equity			# of Shares	of Shares or	Number of	Value or Payout
		Number	Incentive			or Units	Units That	Unearned Shares	Value of Unearned
	Number	Not	Plan	Exercise		That Have	Have Not	That Have Not	Shares That Have
	Exercisable	Exercisable	Awards	Price	Expiration	Not Vested	Vested(1)	Vested	Not Vested
Greg A.	3,500	—	—	$37.31	1/16/2028	—	—	2,010	$153,182
Steffens	3,500	—	—	34.35	1/4/2029
	3,500	—	—	37.40	2/18/2030
	5,000	—	—	34.91	2/10/2031
	2,000	500	—	53.82	2/3/2032
	1,500	1,000	—	46.94	2/21/2033
	1,000	1,500	—	40.82	2/4/2034
	300	1,200	—	60.42	2/18/2035
	—	1,500	—	62.96	2/24/2036

Matthew T.	2,000	—	—	37.31	1/16/2028	—	—	2,830	215,674
Funke	2,000	—	—	34.35	1/4/2029
	2,000	—	—	37.40	2/18/2030
	3,000	—	—	34.91	2/10/2031
	1,200	300	—	53.82	2/3/2032
	1,800	1,200	—	46.94	2/21/2033
	1,200	1,800	—	40.82	2/4/2034
	400	1,600	—	60.42	2/18/2035
	—	2,250	—	62.96	2/24/2036

Justin G.	2,000	—	—	37.31	1/16/2028	—	—	2,080	158,517
Cox	2,000	—	—	34.35	1/4/2029
	2,000	—	—	37.40	2/18/2030
	3,000	—	—	34.91	2/10/2031
	1,200	300	—	53.82	2/3/2032
	1,500	1,000	—	46.94	2/21/2033
	1,000	1,500	—	40.82	2/4/2034
	300	1,200	—	60.42	2/18/2035
	—	2,000	—	62.96	2/24/2036

Rick A.	3,000	—	—	34.91	2/10/2031	—	—	2,380	181,380
Windes	1,200	300	—	53.82	2/3/2032
	1,500	1,000	—	46.94	2/21/2033
	1,000	1,500	—	40.82	2/4/2034
	300	1,200	—	60.42	2/18/2035

Stefan	1,400	2,100	—	40.28	9/19/2033	—	—	1,850	140,989
Chkautovich	1,000	1,500	—	40.82	2/4/2034
	300	1,200	—	60.42	2/18/2035
	—	1,500	—	62.96	2/24/2036
(1)	Options expire on the ten-year anniversary of the grant date and vest annually in equal increments over a five-year period commencing on the first anniversary of the grant date.
(2)	Value for fiscal year 2026 is based on the $76.21 closing price of a share of the Company’s common stock on the last trading day of fiscal 2026.

Option Exercises and Stock Vested in Fiscal 2026

The following table sets forth information regarding stock options exercised and shares of restricted stock that vested during the fiscal year ended June 30, 2026 with respect to each named executive officer.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Greg A. Steffens	—	$—	825	$53,873
Matthew T. Funke	—	—	1,300	80,635
Justin G. Cox	—	—	958	59,724
Rick A. Windes	4,000	131,960	625	40,813
Stefan Chkautovich	—	—	425	27,753
(1)	Represents dollar value realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the dollar value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes the approximate value of the termination payments and benefits that Messrs. Steffens, Funke, Cox, Windes and Chkautovich would have received if their employment had been terminated on June 30, 2026 under the circumstances shown. The table excludes (i) amounts accrued through June 30, 2026 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under Southern Bank’s 401(k) Retirement Plan.

		Termination		Change-in-		Termination in
		Without Cause		Control		Connection With or		Termination as		Termination as a
	Name of Compensation	or Constructive		With No		Following a Change		a Result of		Result of
Name	Component or Plan	Termination		Termination		in Control		Death		Disability
Greg A.	Employment Agreement(1)	$1,181,580	(2)	$—		$2,830,898	(3)	$41,563	(4)	$—	(4)
Steffens	Performance share awards	—		153,182	(5)	153,182	(5)	153,182	(5)	153,182	(5)
	Incentive stock option awards	—		132,373	(6)	132,373	(6)	132,373	(6)	132,373	(6)

Matthew T.	Performance share awards	—		215,674	(5)	215,674	(5)	215,674	(5)	215,674	(5)
Funke	Incentive stock option awards	—		160,620	(6)	160,620	(6)	160,620	(6)	160,620	(6)
	Change-of-control agreement	—		—		827,446	(7)	—		—

Justin G.	Performance share awards	—		158,517	(5)	158,517	(5)	158,517	(5)	158,517	(5)
Cox	Incentive stock option awards	—		134,520	(6)	134,520	(6)	134,520	(6)	134,520	(6)
	Change-of-control agreement	—		—		750,836	(7)	—		—

Rick A.	Performance share awards	—		181,380	(5)	181,380	(5)	181,380	(5)	181,380	(5)
Windes	Incentive stock option awards	—		108,020	(6)	108,020	(6)	108,020	(6)	108,020	(6)
	Change-of-control agreement	—		—		835,864	(8)	—		—

Stefan	Performance share awards	—		140,989	(5)	140,989	(5)	140,989	(5)	140,989	(5)
Chkautovich	Incentive stock option awards	—		167,361	(6)	167,361	(6)	167,361	(6)	167,361	(6)
	Change-of-control agreement	—		—		383,012	(8)	—		—
(1)

Assumes that Mr. Steffens’ Employment Agreement has a remaining term of two years and six months on June 30, 2026, the termination date, and that the payout is based on the average amount of such compensation earned by Mr. Steffens from the Bank for the two full calendar years preceding the Date of Termination.

(2)

Represents the total salary, bonus, and insurance benefits payment, payable monthly for the then remaining term of the Employment Agreement, assuming Mr. Steffens’ employment was involuntarily terminated on June 30, 2026. The monthly payment amount would be a total of $39,386 representing salary and bonus of $37,875, plus $1,511 for health benefits.

(3)

Represents 299% of Mr. Steffens’ Section 280G base amount as of the termination date, in a lump sum, a portion of which may be applied towards health-related benefits over three years, as well as the amount Mr. Steffens would be entitled to receive in the event of termination without cause as described under “Termination Without Cause or Constructive Termination” for the remaining term of the Employment Agreement. Such total amount may be subject to reduction under Section 280G of the Internal Revenue Code.

(4)

Assumes death or disability occurred on the first of the month. In the event of disability, Mr. Steffens would be entitled to participate in any disability insurance benefit available to all executives of the Bank.

(5)

Amount represents the value of the executive’s unvested shares of performance-based restricted stock, based on the $76.21 closing price of a share of the Company’s stock as of the last trading day of fiscal 2026, which shares would no longer be restricted.

(6)

Options awarded but unvested as of June 30, 2026, which would vest in the event of an involuntary termination in connection with a change in control or in the event of the executive’s death or disability, are valued using the June 30, 2026 closing price of the Company’s common stock of $76.21 per share.

(7)

Represents the executive’s 280G base amount as of the termination date, plus the estimated expense necessary to allow for the executive’s continued participation in health insurance and other group health benefit plans, multiplied by 200% in the case of Messrs. Funke, and Cox.

(8)

Represents the executive’s cash compensation comprised of base salary and cash bonus as of the termination date, plus the estimated expense necessary to allow for the executive’s continued participation in health insurance and other group health benefit plans, multiplied by 200% in the case of Mr. Windes and multiplied by 100% in the case of Mr. Chkautovich.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our named executive officers. The Compensation Committee reviews and considers the potential consequences of Section 162(m) to the Company. Effective for 2018 and future years, H.R. 1, originally known as the “Tax Cuts and Jobs Act,” amended Section 162(m) to provide that qualified performance-based compensation will be subject to the $1.0 million deduction limit, subject to grandfathering of amounts payable under certain agreements in effect on November 2, 2017. The Company reserves the right to use our judgment to authorize compensation to any team member that does not comply with the Section 162(m) exemptions for compensation we believe is appropriate.

Section 280G of the Internal Revenue Code provides that severance payments triggered by a change in control, which equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments.” Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments. Mr. Steffens’ employment agreement and the change in control severance agreements with our other named executive officers provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the SEC’s implementing rules, the following information about the relationship of the compensation of our CEO, Mr. Steffens, to the compensation of our median team member (the “Pay Ratio’) is set forth below. The Pay Ratio is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For 2026, our last completed fiscal year:

(i)	The annual total compensation of our median team member was $45,932.
(ii)	The annual total compensation of our CEO, as reported in the 2026 Summary Compensation Table on page 22, was $756,303.
(iii)	The ratio of the annual total compensation of our CEO to the annual total compensation for our median team member was 16.5 to 1.

We determine our median team member, exclusive of the Chief Executive Officer, based on annual total cash compensation, consisting of base salary (annualized in the case of full and part-time team members) plus bonuses paid during fiscal 2026. Our median team member would also generally participate in benefit plans, most notably our group health insurance plan and 401(k) retirement plan, which benefits are not included in the annual total cash compensation figure reported above. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance

•	As required by the Dodd-Frank Act and the SEC’s implementing rules, we are providing the following information about the relationship between executive compensation actually paid and certain measures of financial performance. For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with its performance, see the “Compensation Discussion and Analysis” section above.
●	The following table sets forth information concerning the compensation of our named executive officers (“NEOs”) for each of the fiscal years ended June 30, 2026, 2025, 2024, 2023, and 2022 and our financial performance for each fiscal year:

					Value of Initial Fixed $100
					Investment Based on:
			Average
			Summary	Average				Diluted
	Summary		Compensation	Compensation		Peer Group		Earnings
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net Income	Per
	Table Total for	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Shareholder	(in thousands)	Common
	PEO(1)	to PEO(2)	NEOs(3)	NEOs(4)	Return(5)	Return(6)	(7)	Share(8)
2026	$756,303	$997,429	$557,491	$783,394	184.89	150.55	$71,839	6.43
2025	690,774	791,200	499,822	599,941	130.68	114.61	58,578	5.18
2024	653,666	784,965	445,241	434,562	105.70	93.75	50,182	4.42
2023	661,141	572,862	488,862	424,478	88.58	71.40	39,237	3.85
2022	651,898	648,187	388,627	386,517	102.31	88.29	47,169	5.21
(1)	Represents the total compensation of our principal executive officer (“PEO”), Greg A. Steffens, as reported in the Summary Compensation Table (“SCT”) for each year indicated. Refer to the “Summary Compensation Table” above. Mr. Steffens served as our PEO during those years.
(2)	Represents the amount of “compensation actually paid” to Mr. Steffens, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Steffens during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Steffens’ total compensation for each year to determine the compensation actually paid:

	2026	2025	2024	2023	2022
Total compensation as reported in SCT	$756,303	$690,774	$653,666	$661,141	$651,898

Fair value of equity awards granted during covered fiscal year	(75,846)	(78,353)	(70,590)	(77,555)	(84,006)
Fair value of equity awards granted in covered fiscal year and that were unvested at end of such covered fiscal year - valued at year-end	99,681	72,514	81,533	56,588	68,008
Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	152,156	79,650	94,606	(44,694)	8,761
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	65,135	26,615	25,750	(22,618)	3,526
Total compensation actually paid to PEO	$997,429	$791,200	$784,965	$572,862	$648,187
(3)	Represents the average of the total compensation of each of our non-PEO NEOs as reported in the SCT for each year indicated. The non-PEO NEOs included in this calculation for 2026 and 2025 are Messrs. Funke, Cox, Windes and Chkautovich, and for years 2024, 2023, and 2022, are Messrs. Funke, Cox, Hecker, and Windes.
(4)	Represents the average of the total compensation actually paid to our named non-PEO NEOs as reported in the SCT, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:

Reconciliation of Non-PEO NEOs SCT Total and Compensation Actually Paid

	2026	2025	2024	2023	2022
Total compensation as reported in SCT	$557,491	$499,822	$445,241	$488,862	$388,627

Fair value of equity awards granted during covered fiscal year	(89,213)	(87,400)	(113,666)	(111,725)	(46,098)
Fair value of equity awards granted in covered fiscal year and that were unvested at end of such covered fiscal year - valued at year-end	115,533	79,835	86,734	84,409	37,184
Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	148,701	89,436	10,932	(24,802)	4,922
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	50,882	18,248	5,321	(12,266)	1,882
Total average compensation actually paid to non-PEO NEOs	$783,394	$599,941	$434,562	$424,478	$386,517
(5)	Represents the cumulative five-year total return to shareholders of our common stock and assumes that the value of the investment was $100 on June 30, 2021 and that the subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.
(6)	Represents a cumulative four-year total return to shareholders of a peer group calculated using the same method described in footnote (5). For all years listed, the peer group used is the S&P U.S. BMI Banks Midwest Region Index.
(7)	Represents our reported net income reflected in the Company’s audited financial statements for each year indicated.
(8)	Represents our diluted earnings per common share, for each year indicated, which we believe represents the most important financial performance measure that was used to link compensation actually paid to our PEO and non-PEO NEOs for the most recent fiscal year to Company performance.

Financial Performance Measures Used to Link Executive Compensation to Company Performance

The following list presents the most important financial measures, as determined by the Compensation Committee, used by the Company to link compensation actually paid to our NEOs, for fiscal year 2026, to the Company’s performance:

●	Diluted earnings per common share
●	Tangible return on average tangible common equity
●	Return on average assets
●	Net interest margin
●	Non-performing asset ratio

Relationship Between Compensation Actually Paid to our NEOs and Company Performance

The following graphs show the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to our other NEOs to our total shareholder return, net income and diluted earnings per common share and the relationship between our cumulative total shareholder return and the cumulative total shareholder return of the peer group, each over the five most recently completed fiscal years as reported in the table above:

Relationships and Transactions with Executive Officers, Directors and Related Persons

The Company and the Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, these transactions that qualify as “related party” transactions under applicable regulations of the SEC are subject to the review and approval of the Audit Committee and ratification by the Board of Directors. All other transactions with executive officers, directors and related persons are approved by the Board of Directors.

In determining whether to approve or ratify a related party transaction, the Audit Committee must consider, among other factors: (i) whether the related party transaction is entered into on terms no less favorable to the Company and its subsidiaries than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the results of an appraisal, if any; (iii) whether there was a bidding process and the results thereof; (iv) review of the valuation methodology used and alternative approaches to valuation of the transaction; and (v) the extent of the related person’s interest in the transaction. The Audit Committee will review the following information when assessing a related party transaction: (a) the terms of the transaction; (b) the related person’s interest in the transaction; (c) the purpose and timing of the transaction; (d) whether the Company or any of its subsidiaries is a party to the transaction, and if not, the nature and extent of the Company’s or its subsidiary’s participation in the transaction; (e) if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis; (f) information concerning potential counterparties in the transaction; (g) the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction; (h) any provisions or limitations imposed as a result of entering into the transaction; (i) whether the transaction includes any potential reputational risk issues that may arise as a result of or in connection with the transaction; (j) if the related person is a director of the Company or nominee for election as a director of the Company, whether the transaction could affect the person’s status as an independent director; and (k) any other relevant information regarding the transaction.

The policy generally exempts ordinary course banking transactions and other transactions that do not require disclosure under Item 404(a) of SEC Regulation S-K.

The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. These loans to directors and executive officers are not made at preferential rates; however, certain Bank closing fees may be waived. Loans to all directors and executive officers and their associates totaled approximately $39.1 million at June 30, 2026, which was approximately 6.6% of the Company’s consolidated shareholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2026.

Daniel Jones – Mr. Jones, a director of the Company and the Bank, is affiliated with an entity that has a site lease with Southern Bank and provides maintenance services for certain properties acquired by the Company in connection with its acquisition of Fortune Financial Corporation in February 2022. During fiscal 2026, the Bank paid an aggregate of approximately $142,000 to such entity for lease and maintenance services. Management believes that these arrangements were entered into in the ordinary course of business and on terms substantially comparable to those that would have been available from unaffiliated third parties.

Christopher Ford, the son-in-law of Mr. Jones is also an employee of Southern Bank serving as Regional President. Under the terms of his employment, Mr. Ford receives an annual salary of $225,000 and is entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership or other plans, benefits and privileges given to similarly situated team members of Southern Bank. As of June 30, 2026, Mr. Ford has received $47,596 as a Regional President of the Bank.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

Environmental Matters:

Recent initiatives to reduce our environmental impact have included:

●	Improving energy efficiency at our own facilities through the installation of LED lighting.
●	Installation of higher efficiency HVAC systems.

●	Significant investments and financing made available to renewable energy projects totaling $59.0 million, committed over the three fiscal years ended June 30, 2026.
●	Monthly monitoring of utility usage at all our facilities.
●	Reducing the use of paper by using electronic communication and storage for various internal reporting and board reporting.
●	Transitioning vendors to paperless invoicing and encouraging customers to transition to online banking, receive digital delivery of documents and use electronic signatures.

Social Matters:

The Company’s initiatives in regards to social matters primarily include initiatives designed to meet and exceed the expectations of the Community Reinvestment Act (CRA). These initiatives include:

●	Prioritizing the availability of credit within all areas of our communities including individuals of different means and businesses of different sizes.
●	Providing banking services through delivery channels that are available throughout our geographic region and to individuals of different income levels.
●	Encouraging and supporting our team members in local volunteer efforts, including in leadership positions.
●	Charitable contributions to organizations that improve the well-being of disadvantaged individuals across our footprint, thereby meeting the spirit of the CRA.
●	Promoting affordable housing projects, including through partnerships with the Federal Home Loan Bank of Des Moines.
●	Financing affordable housing projects. At June 30, 2026, the Company’s loan portfolio included more than $137.4 million in outstanding and available credit on construction or other development loans to developers awarded low-income housing tax credits. Over the three fiscal years ended June 30, 2026, the Company committed financing totaling $163.1 million to LIHTC properties.

Human Capital Management and Governance Matters:

Key aspects of our human capital management include the following:

●	Attracting, developing, and retaining the best available talent from a diverse pool of candidates for our team. To do so, we maintain competitive pay and benefits, regularly updating our compensation structure and periodically working with outside consultants to review our compensation and benefit programs.
●	The Company’s training committee identifies opportunities and paths for development of our staff, the Company seeks to, whenever possible, fill positions by promotion from within. Among our executive team, market presidents, regional retail officers, and administrative team, 37.8% of these leaders have been promoted to their position from within. Training opportunities include team member-directed pursuits, internally developed training programs, professional development conferences and seminars, as well as other programs or studies that are appropriate for team members based on their current position and career path.
●	We recognize the importance of our team members’ financial health, and offer benefits such as a 401(k) retirement savings plan and make both matching and profit-sharing contributions to that plan, which also includes the Company’s stock as an investment option. Our health benefit options include PPO and HSA-eligible coverage at affordable cost to participants.

●	We value and promote diversity and inclusion in every aspect of our business and at every level within the Company. We recruit, hire, and promote team members based on their individual ability and experience and in accordance with laws and regulations. Our policy is that we do not discriminate on the basis of race, color, religion, sex, gender, sexual orientation, ancestry, pregnancy, medical condition, age, marital status, national origin, citizenship status, disability, veteran status, gender identity, genetic information, or any other status protected by law. We believe that a sense of belonging is essential for providing a work environment where everyone can perform their very best. We are committed to fostering an environment that encourages diverse viewpoints, backgrounds and experiences.
●	We are committed to serving the communities where our team members live, work and play, believing that by strengthening our communities and demonstrating our commitment to them, we build relationships with existing and potential customers and with the larger community. We support our communities through a variety of sponsorships and financial contributions to non-profit agencies across our footprint. We also make team member involvement in our communities a priority, encourage team members to spend time supporting local organizations, and specifically budget funds each year to support local programs. We are proud of the efforts team members make to invest their time in their communities, and we appreciate the impact of that investment on the health of our communities and our organization.

Our Board of Directors oversees the affairs of the Company, always focusing on protecting the interests of our shareholders and exercising sound and independent business judgment regarding significant, strategic, and operational issues. The Board also advises senior management and adopts governance principles consistent with the Company’s mission and vision. Nine of the 11 individuals currently serving on the Board of Directors are considered independent, including all members of the Audit and Compensation Committees. The Nominating Committee is composed of three independent directors and one non-independent director, and the Company relies on the Nasdaq alternative that permits director nominations to be determined by a majority of the independent directors. The directors represent a wide-ranging mixture of backgrounds with regard to knowledge, experience, and perspectives.

The Company will continue to reaffirm its role as a responsible corporate citizen, incorporating ESG considerations in various aspects of its business.

PROPOSAL II -- ADVISORY (NON-BINDING)

VOTE ON EXECUTIVE COMPENSATION

We are including in this proxy statement an advisory vote on executive compensation in order to give shareholders an opportunity to indicate whether or not they endorse the compensation paid to our named executive officers, as disclosed in this proxy statement. The proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors. Nor will it affect any compensation previously paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail under “Executive Compensation,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives. The overall goal of this compensation program is to help the Company and the Bank attract, motivate, and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success. Executive compensation determinations are a complex and demanding process. The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our shareholders’ interest in executive compensation practices. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class, and competitiveness. A primary focus of our compensation program is to compensate actual performance, using realistic objectives while not exposing the Company to imprudent levels of risk.

The Board of Directors believes that our executive compensation program comports with the objectives described above and therefore recommends that shareholders vote “FOR” this proposal.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Southern Missouri Bancorp specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee operates under a written charter adopted by the full Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Southern Missouri Bancorp’s independent auditors, the Audit Committee, composed of the undersigned directors, each of whom is independent as independence is defined for audit committee members under NASDAQ’s listing standards, carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with Southern Missouri Bancorp’s independent auditors the overall scope and plans for the audit. The Audit Committee met with the independent auditors to discuss the results of its audit, the evaluation of Southern Missouri Bancorp’s internal controls, and the overall quality of Southern Missouri Bancorp’s financial reporting.

Prior to engaging the independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee specifically approved the engagement of the independent registered public accounting firm to render that service. Accordingly, the Company does not engage the independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Forvis Mazars, LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. The Audit Committee also reviewed and discussed with  Forvis Mazars, LLP the fees paid to the firm. These fees are described under “Independent Registered Public Accounting Firm” below.

Southern Missouri Bancorp’s principal executive officer and principal financial officer reviewed with the Audit Committee the certifications that each such officer made pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

With the foregoing as background:

•The Audit Committee has reviewed and discussed with the Company’s management the Company’s fiscal 2026 audited financial statements;

•The Audit Committee has discussed with the Company’s independent auditors (Forvis Mazars, LLP) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

•The Audit Committee has received the written disclosures and letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

•Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the fiscal 2026 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

Charles R. Love

L. Douglas Bagby

Rebecca M. Brooks

Dennis C. Robison

Todd E. Hensley

David L. McClain

Kenneth J. Bower

RELATIONSHIP WITH INDEPENDENT AUDITORS

During the fiscal year ended June 30, 2026, Forvis Mazars, LLP provided various audit, audit-related and non-audit services to the Company as follows: (1) the audit of the Company’s fiscal 2026 annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2026, and (2) tax services. Our Audit Committee has appointed Forvis Mazars, LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending June 30, 2027. In making its determination to appoint Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the 2027 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by Forvis Mazars, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants.

Audit Fees

For the fiscal years ended June 30, 2026 and 2025, Forvis Mazars, LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

(a) Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements: $680,014 – 2026 and $607,930 – 2025. Audit fees consist of fees related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements such as Registration Statements and current reports on Form 8-K.

(b) Audit Related Fees: Aggregate fees billed for professional services rendered related to audit of the Company’s 401(k) Retirement Plan, work performed in connection with registration statements, and consultation on accounting matters: $54,600 – 2026 and $66,002– 2025.

(c) Tax Related Fees: Aggregate fees billed for professional services related to tax compliance, tax advice, and tax planning: $165,968 – 2026 and $154,025 – 2025.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors and the estimated fees for these services. None of the services provided by Forvis Mazars, LLP described in items (a), (b) and (c) above were approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

PROPOSAL III -- RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee has appointed Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027, subject to ratification of the appointment by the Company’s shareholders at the Annual Meeting. A representative of Forvis Mazars, LLP is expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Although not required by the Company’s bylaws or otherwise, the Audit Committee and the Company’s Board of Directors believe it is appropriate, as a matter of good corporate governance, to request that the Company’s shareholders ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the 2027 fiscal year. If the appointment of Forvis Mazars, LLP is not ratified by the shareholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Forvis Mazars, LLP.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF FORVIS MAZARS, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2027.

FINANCIAL STATEMENTS

Southern Missouri Bancorp’s annual report to shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the record date. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary of Southern Missouri Bancorp. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in Southern Missouri Bancorp’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Southern Missouri Bancorp’s main office at 2991 Oak Grove Road, Poplar Bluff, Missouri, no later than May 24, 2027.  If, however, the date of the Company’s next annual meeting of shareholders is before September 26, 2027, or after November 25, 2027, any such proposal must be received at the Company’s main office a reasonable time before the Company begins to print and send its proxy materials for that meeting to be eligible for inclusion in those proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934, as amended and, as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.

In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company’s proxy materials for its next annual meeting of shareholders, the Company’s bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article II, Section 15(a) of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on June 28, 2027 and not later than the close of business on July 28, 2027.  If, however, the date of the next annual meeting is before October 6, 2027 or after December 25, 2027, the notice of the shareholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th calendar day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th calendar day before the date of the next annual meeting or the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of shareholders must provide notice to the Company that contains the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended, no later than August 27, 2027. If, however, the date of the Company’s next annual meeting of shareholders is before September 26, 2027 or after November 25, 2027, the notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company.  This notice is in addition to the notice required under Article II, Section 15(b) of the Company’s bylaws for shareholders desiring to submit director nominations, which must contain the information specified in Article II, Section 15(b) and be received by the Secretary of the Company not less than 90 calendar days or more than 120 calendar days prior to the date of the Company’s next annual meeting of shareholders. If, however, less than 100 calendar days’ notice or public announcement of the date of the next annual meeting is given or made to shareholders, notice pursuant to Article II, Section 15(b) must instead be received by the Company’s Secretary by the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

01 - Rebecca M. Brooks 1UPX For Against Abstain For Against Abstain For Against Abstain 02 - David L. McClain 03 - Mary Jane Judy 2. An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote. 3. Ratification of the appointment of Forvis Mazars, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2027. For Against Abstain 04BQ3B 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2026 Annual Meeting Revocable Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals — The Board of Directors recommends a vote “For” all the nominees listed in Proposal 1, a vote “For” Proposal 2 and a vote “For” Proposal 3. A For a term to expire in 2029

Revocable Proxy — Southern Missouri Bancorp, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — October 26, 2026 The undersigned hereby revokes all proxies previously given with respect to all shares of common stock $.01 par value per share of Southern Missouri Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on October 26, 2026 at Company’s headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 at 9:00 a.m. CT, and at any and all adjournments or postponements thereof and appoints Greg A. Steffens and L. Douglas Bagby (the “proxies”) with full power of substitution, to act as proxies for the undersigned for the purpose of voting all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side. This proxy may be revoked in the manner described in the Company’s proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended June 30, 2026. Shares represented by this proxy will be voted when properly executed by the Shareholder(s) in the manner directed by such Shareholder(s). If no such directions are indicated, this Proxy will be voted “For” the election of the nominees named in Proposal 1, “For” Proposal 2 and “For” Proposal 3. In their discretion, the members of the Board of Directors of the Company are authorized to vote upon such other business as may properly come before the meeting in their best judgment. (Items to be voted appear on reverse side)

01 - Rebecca M. Brooks 1UPX For Against Abstain For Against Abstain For Against Abstain 02 - David L. McClain 03 - Mary Jane Judy 2. An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote. 3. Ratification of the appointment of Forvis Mazars, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2027. For Against Abstain 04BQ2B 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2026 Annual Meeting Revocable Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals — The Board of Directors recommends a vote “For” all the nominees listed in Proposal 1, a vote “For” Proposal 2 and a vote “For” Proposal 3. A For a term to expire in 2029 You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/SMBC or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by October 26, 2026 at 9:00 a.m., CT. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMBC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMBC Revocable Proxy — Southern Missouri Bancorp, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — October 26, 2026 The undersigned hereby revokes all proxies previously given with respect to all shares of common stock $.01 par value per share of Southern Missouri Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on October 26, 2026 at Company’s headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 at 9:00 a.m. CT, and at any and all adjournments or postponements thereof and appoints Greg A. Steffens and L. Douglas Bagby (the “proxies”) with full power of substitution, to act as proxies for the undersigned for the purpose of voting all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side. This proxy may be revoked in the manner described in the Company’s proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended June 30, 2026. Shares represented by this proxy will be voted when properly executed by the Shareholder(s) in the manner directed by such Shareholder(s). If no such directions are indicated, this Proxy will be voted “For” the election of the nominees named in Proposal 1, “For” Proposal 2 and “For” Proposal 3. In their discretion, the members of the Board of Directors of the Company are authorized to vote upon such other business as may properly come before the meeting in their best judgment. (Items to be voted appear on reverse side) 2026 Annual Meeting Admission Ticket 2026 Annual Meeting of Southern Missouri Bancorp, Inc. Shareholders October 26, 2026 9:00 a.m. CT 2991 Oak Grove Road Poplar Bluff, MO 63901 Upon arrival, please present this admission ticket and photo identification at the registration desk.